Exhibit 99.1
1 Fountain Square
Chattanooga, TN 37402
www.unum.com

FOR IMMEDIATE RELEASE

news	Contacts
	INVESTORS	Tom White	423 294 8996

	MEDIA	Jim Sabourin	423 294 6300

Unum Group Reports Fourth Quarter 2013 Results

CHATTANOOGA, Tenn. (February 4, 2014) - Unum Group (NYSE: UNM) today reported net income of $221.2 million ($0.84 per diluted common share) for the fourth quarter of 2013, compared to net income of $233.9 million ($0.85 per diluted common share) for the fourth quarter of 2012.
Included in these results are net realized investment gains and losses and non-operating retirement-related gains or losses, the combined impact of which resulted in a net after-tax gain of $4.3 million ($0.02 per diluted common share) for the fourth quarter of 2013, compared to a net after-tax gain of $8.9 million ($0.03 per diluted common share) in the fourth quarter of 2012. Also included are fourth quarter 2013 reserve adjustments for a reserve increase related to unclaimed death benefits ($95.5 million before tax and $62.1 million after tax, or $0.24 per diluted common share) and a reserve reduction related to group life waiver of premium benefits ($85.0 million before tax and $55.2 million after tax, or $0.21 per diluted common share). Additional details regarding the two reserve adjustments are included in the Other Information section of this release.
Adjusting for these items, after-tax operating income was $223.8 million ($0.85 per diluted common share), in the fourth quarter of 2013, compared to $225.0 million ($0.82 per diluted common share), in the fourth quarter of 2012.
“We had a strong close to the year, with fourth quarter and full year earnings growth consistent with both our own expectations and the outlook we had provided at the start of the year. Through our disciplined underwriting and pricing we have maintained strong risk results across all of our business lines, which have helped us continue to generate strong margins and returns. I am also very encouraged by the sales momentum in our U.S. operations that began to emerge in the third quarter and gained further traction in the fourth quarter,” said Thomas R. Watjen, president and chief executive officer. “We enter 2014 with strong positions in our markets, a solid financial base which gives us tremendous financial flexibility to support our businesses while also returning capital to our shareholders, and a commitment to maintaining the discipline which has been at the heart of our past success.”

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

RESULTS BY SEGMENT
Unum US Segment
    Unum US reported operating income, including the adjustments related to the unclaimed death benefits reserve and the group life waiver reserve, of $226.7 million in the fourth quarter of 2013, compared to $212.2 million in the fourth quarter of 2012. Operating income excluding these adjustments was $217.1 million in the fourth quarter of 2013. Premium income for the segment increased slightly to $1,121.3 million in the fourth quarter of 2013, compared to premium income of $1,117.6 million in the fourth quarter of 2012.
Within the Unum US operating segment, the group disability line of business reported a 6.3 percent decline in operating income, with $68.9 million in the fourth quarter of 2013 compared to $73.5 million in the fourth quarter of 2012, as lower net investment income in the current quarter more than offset favorable risk experience in this line of business. Premium income in group disability declined 0.5 percent to $511.4 million in the fourth quarter of 2013, compared to $513.8 million in the fourth quarter of 2012, driven primarily by a decline in persistency in the group long-term disability product line. Net investment income declined 7.4 percent to $133.9 million in the fourth quarter of 2013, compared to $144.6 million in the fourth quarter of 2012, primarily due to lower levels of miscellaneous investment income. The benefit ratio for the fourth quarter of 2013 was 83.2 percent, compared to 84.5 percent in the fourth quarter of 2012. Underlying these results are favorable incidence rates and continued strong claim recovery experience. Group long-term disability sales declined 3.6 percent to $83.7 million in the fourth quarter of 2013, compared to $86.8 million in the fourth quarter of 2012. Group short-term disability sales increased 17.9 percent to $54.6 million in the fourth quarter of 2013, compared to $46.3 million in the fourth quarter of 2012. Persistency in the group long-term disability line of business was 87.2 percent for full year 2013, compared to 90.7 percent for full year 2012. Persistency in the group short-term disability line of business was 88.0 percent for both full year 2013 and 2012.
The group life and accidental death and dismemberment line of business reported operating income, including the adjustments related to the unclaimed death benefits reserve and the group life waiver reserve, of $98.3 million in the fourth quarter of 2013, compared to $55.1 million in the fourth quarter of 2012. Operating income excluding these adjustments was $62.4 million in the fourth quarter of 2013, with the increase over the prior year driven by growth in premium income and favorable risk experience. Premium income for this line of business increased 2.1 percent to $332.9 million in the fourth quarter of 2013, compared to $326.1 million in the fourth quarter of 2012, reflecting growth from sales, partially offset by lower persistency. The benefit ratio in the fourth quarter of 2013 was 59.2 percent and excluding the reserve adjustments previously noted was 70.0 percent, compared to 72.5 percent in the fourth quarter of 2012, reflecting more favorable mortality experience. Sales of group life and accidental death and dismemberment products increased 6.1 percent in the fourth quarter of 2013 to $100.6 million, compared to $94.8 million in the fourth quarter of 2012. Persistency in the group life line of business was 88.1 percent for full year 2013, compared to 90.6 percent for 2012.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	2

The supplemental and voluntary line of business reported operating income, including the adjustment to the unclaimed death benefits reserve, of $59.5 million in the fourth quarter of 2013, compared to $83.6 million in the fourth quarter of 2012. Operating income excluding the reserve adjustment was $85.8 million in the fourth quarter of 2013, with the growth over the prior year driven by higher operating income in both the individual disability - recently issued and voluntary benefits lines of business. Premium income for supplemental and voluntary declined slightly to $277.0 million in the fourth quarter of 2013, compared to $277.7 million in the fourth quarter of 2012. The decline resulted from lower premium income from the individual disability - recently issued product line due to a reinsurance agreement entered into during the second quarter of 2013 to cede a small block of individual disability - recently issued business. The interest adjusted loss ratio for the individual disability - recently issued product line in the fourth quarter of 2013 declined to 30.7 percent from 32.0 percent in the fourth quarter of 2012, reflecting favorable claim incidence. The benefit ratio for voluntary benefits was 66.1 percent in the fourth quarter of 2013 and excluding the reserve adjustment previously noted was 49.8 percent in the fourth quarter of 2013 compared to 52.0 percent in the fourth quarter of 2012, also reflecting favorable risk experience. Sales in the individual disability - recently issued line of business increased 27.9 percent in the fourth quarter of 2013 to $15.6 million from $12.2 million in the prior year fourth quarter. Relative to the fourth quarter of 2012, sales in the voluntary benefits line of business declined 1.7 percent in the fourth quarter of 2013 to $40.4 million, compared to $41.1 million in the year ago quarter. Persistency in the individual disability - recently issued product line was 90.5 percent for full year 2013, compared to 91.4 percent for full year 2012. Persistency in the voluntary benefits product line was 77.0 percent for full year 2013, compared to 78.9 percent for 2012.
Unum UK Segment
Unum UK reported operating income of $35.9 million in the fourth quarter of 2013, an increase of 2.6 percent from $35.0 million in the fourth quarter of 2012. In local currency, operating income for the fourth quarter of 2013 increased 1.8 percent, to £22.2 million from £21.8 million in the fourth quarter of 2012, primarily reflecting improved results in the group life line of business.
Premium income decreased 21.4 percent to $137.9 million in the fourth quarter of 2013, compared to $175.5 million in the fourth quarter of 2012, due primarily to group life reinsurance agreements entered into in the first quarter of 2013. In local currency, premium income decreased 22.1 percent to £85.1 million in the fourth quarter of 2013, compared to £109.3 million in the fourth quarter of 2012. The benefit ratio in the fourth quarter of 2013 was 73.0 percent, compared to 76.2 percent in the fourth quarter of 2012. The lower benefit ratio in the fourth quarter of 2013 reflects more favorable risk results in the group life line of business which offset slightly unfavorable risk experience from higher claim incidence levels in the group long-term disability line of business.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	3

Sales declined by 8.5 percent to $20.4 million in the fourth quarter of 2013, compared to $22.3 million in the fourth quarter of 2012. In local currency, sales for the fourth quarter of 2013 declined 9.4 percent to £12.6 million, compared to £13.9 million in the fourth quarter of 2012, reflecting a decline in both group life and group long-term disability sales relative to the comparable period of 2012. Persistency in the group long-term disability line of business was 82.2 percent for full year 2013, compared to 84.0 percent for 2012. Persistency in the group life line of business was 66.7 percent for full year 2013, compared to 82.5 percent for 2012, reflecting the Company’s aggressive efforts to re-price this block of business.
Colonial Life Segment
Colonial Life reported operating income, including the adjustment to the unclaimed death benefits reserve, of $49.3 million in the fourth quarter of 2013, compared to $68.3 million in the fourth quarter of 2012. Operating income excluding the reserve adjustment was $69.4 million in the fourth quarter of 2013, reflecting an increase in premium income and stable risk experience.
Premium income for the fourth quarter of 2013 increased 2.1 percent to $308.1 million, compared to $301.9 million in the fourth quarter of 2012, driven by continued growth in the in-force block of business. The benefit ratio in the fourth quarter of 2013 was 58.9 percent and excluding the reserve adjustment previously noted was 52.4 percent, compared to 52.5 percent in the fourth quarter of 2012, as improved claims experience in the life product line offset slightly unfavorable claim experience in the cancer and critical illness and accident, sickness, and disability product lines.
Sales increased 10.4 percent to $139.8 million in the fourth quarter of 2013 from $126.6 million in the fourth quarter of 2012, driven by a strong increase in commercial sector sales, as well as increased sales in the public sector. Persistency for full year 2013 was generally consistent with the level of 2012.
Closed Block Segment
The Closed Block segment reported operating income of $26.8 million in the fourth quarter of 2013, compared to $28.8 million in the fourth quarter of 2012.
Premium income for this segment declined 5.5 percent in the fourth quarter of 2013 compared to the fourth quarter of 2012, primarily due to the expected run-off of the individual disability block of business. The interest adjusted loss ratio for the individual disability line of business was 85.7 percent in the fourth quarter of 2013, compared to 83.7 percent in the fourth quarter of 2012, reflecting slightly worse claim experience and a slight reduction in the claim reserve discount rate. The interest adjusted loss ratio for the long-term care line of business declined to 89.3 percent in the fourth quarter of 2013 from 89.9 percent in the fourth quarter of 2012, primarily due to a lower level of claim incidence.
Corporate Segment
The Corporate segment reported an operating loss of $39.8 million in the fourth quarter of 2013, compared to a loss of $34.6 million in the fourth quarter of 2012. The higher operating loss in the fourth quarter of 2013 was driven primarily by higher operating expenses and lower net investment income.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	4

OTHER INFORMATION
Unclaimed Death Benefits Reserve Increase
Beginning in 2011, a number of state regulators began requiring insurers to cross-check specified insurance policies with the Social Security Administration’s Death Master File to identify potential matches. If a potential match was identified, insurers were requested to determine if benefits were due, locate beneficiaries, and make payments where appropriate. The Company began implementing this process in all states on a forward-looking basis as it believes adopting this process, which reflects an evolving regulatory and industry practice, is in the best interests of its customers. Therefore, in addition to adopting this process on a forward-looking basis, the Company began an initiative to search for potential claims from previous years.
During the fourth quarter of 2013, the Company completed its assessment of benefits which it estimates will be paid under this initiative, and as such, established additional reserves of $95.5 million for the payment of these benefits. Claim reserves were increased $49.1 million for Unum US group life, $26.3 million for Unum US voluntary life, and $20.1 million for Colonial Life voluntary life.
Release of Group Life Waiver Reserve
Within its Unum US segment, the Company offers group life coverage which consists primarily of renewable term life insurance and includes a provision for waiver of premium, if disabled. During 2013, the Company updated its assumptions for the group life waiver reserve to consider its emerging experience as well as industry experience from the Society of Actuaries, both of which indicate an increase in life expectancies, which decreases the ultimate anticipated death benefits to be paid under the group life waiver benefit. Emerging experience also reflects an improvement in claim recovery rates, which also lessens the likelihood of payment of a death benefit while the insured is disabled.
Upon completion of its review in the fourth quarter of 2013, the Company modified its mortality and claim recovery assumptions for the Unum US group life waiver reserves and, as a result, reduced the applicable claim reserves by $85.0 million.
Shares Outstanding
The Company’s average number of shares outstanding, assuming dilution, was 262.6 million for the fourth quarter of 2013, compared to 273.6 million for the fourth quarter of 2012. The actual number of shares outstanding totaled 260.0 million at December 31, 2013. During the fourth quarter of 2013, the Company repurchased approximately 1.4 million shares at a cost of $50 million. For full year 2013, the Company repurchased approximately 11.2 million shares at a cost of $319 million.
Capital Management
During the fourth quarter 2013, the Company completed the re-domestication of its Bermuda-based insurance subsidiary, UnumProvident International Ltd., under a U.S.-based regulator. At December 31, 2013, the weighted average risk-based capital ratio for the Company’s traditional U.S. insurance companies was approximately 405 percent, and cash and marketable securities in the holding companies equaled $514 million.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	5

Book Value
Book value per common share as of December 31, 2013 was $33.30, compared to $31.87 at December 31, 2012.
Outlook
The Company anticipates growth in after-tax operating earnings per share for full year 2014 to be in the range of five percent to ten percent.
NON-GAAP FINANCIAL MEASURES
The Company analyzes its performance using non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company's performance, financial position, or cash flows that excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP. The non-GAAP financial measures of "operating income" or “operating loss," and "after-tax operating income" differ from income before income tax and net income as presented in the Company’s consolidated operating results and in income statements prepared in accordance with GAAP due to the exclusion of net realized investment gains and losses, non-operating retirement-related gains or losses, and certain other items as specified in the reconciliations that follow. The Company believes operating income or loss is a better performance measure and a better indicator of the profitability and underlying trends in its business. Realized investment gains or losses depend on market conditions and do not necessarily relate to decisions regarding the underlying business of its segments. The Company’s investment focus is on investment income to support its insurance liabilities as opposed to the generation of realized investment gains or losses. Although the Company may experience realized investment gains or losses which will affect future earnings levels, a long-term focus is necessary to maintain profitability over the life of the business since the Company’s underlying business is long-term in nature, and the Company needs to earn the interest rates assumed in calculating its liabilities. The amortization of prior period actuarial gains or losses, a component of the net periodic benefit cost for the Company’s pensions and other postretirement benefit plans, is driven by market performance as well as plan amendments and is not indicative of the operational results of the Company’s businesses. The Company believes that excluding the amortization of prior period gains or losses from operating income or loss provides investors with additional information for comparison and analysis of its operating results. Although the Company manages its non-operating retirement-related gains or losses separately from the operational performance of its business, these gains or losses impact the overall profitability of the Company and have historically increased or decreased over time, depending on plan amendments and market conditions and the resulting impact on the actuarial gains or losses in the pensions and other postretirement benefit plans.
The Company may at other times exclude certain other items from its discussion of financial ratios and metrics in order to enhance the understanding and comparability of its operational performance and the underlying fundamentals, but this exclusion is not an indication that similar items may not recur and does not replace net income or net loss as a measure of overall profitability.
For a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures, refer to the tables in the Financial Highlights section that follows.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	6

CONFERENCE CALL INFORMATION
Members of Unum Group senior management will host a conference call on Wednesday, February 5, 2014 at 10:00 A.M. (Eastern Time) to discuss the results of operations for the fourth quarter. Topics may include forward-looking information such as the Company’s outlook on future results, trends in operations, and other material information.
The dial-in number for the conference call is (888) 256-9134 for U.S. and Canada (pass code 6553782). For international, the dial-in number is (913) 312-0374 (pass code 6553782). A live webcast of the call will also be available at www.investors.unum.com in a listen-only mode. It is recommended that webcast viewers access the “Investors” section of the Company’s website and opt-in to the webcast approximately 5-10 minutes prior to the start of the call. The Company will maintain a replay of the call on its website through Wednesday, February 12, 2014. A replay of the call will also be available by dialing (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (International) - pass code 6553782.
In conjunction with today’s earnings announcement, the Company’s Statistical Supplement for the fourth quarter of 2013 is available on the “Investors” section of the Company’s website.
ABOUT UNUM GROUP
Unum (www.unum.com) is one of the leading providers of employee benefits products and services and the largest provider of disability insurance products in the United States and the United Kingdom.
SAFE HARBOR STATEMENT
Certain information in this press release constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about anticipated growth in after-tax operating income per share, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) unfavorable economic or business conditions, both domestic and foreign; (2) sustained periods of low interest rates; (3) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality rates, and offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of claims management operations, and changes in government programs; (4) legislative, regulatory, or tax changes, both domestic and foreign, including the effect of potential legislation and increased regulation in the current political environment; (5) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (6) effects of business disruption or economic contraction due to disasters such as terrorist attacks, cyber attacks, other hostilities, or natural catastrophes, including any related impact on the value of our investment portfolio, our disaster recovery systems, cyber or other information security systems, and business continuity planning; (7) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (8) increased competition from other insurers and financial services companies due to industry

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	7

consolidation or other factors; (9) changes in our financial strength and credit ratings; (10) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (11) actual experience that deviates from our assumptions used in pricing, underwriting, and reserving; (12) actual persistency and/or sales growth that is higher or lower than projected; (13) changes in demand for our products due to, among other factors, changes in societal attitudes, the rate of unemployment, consumer confidence, and/or legislative and regulatory changes, including healthcare reform; (14) effectiveness of our risk management program; (15) the level and results of litigation; (16) changes in accounting standards, practices, or policies; (17) fluctuation in foreign currency exchange rates; (18) ability to generate sufficient internal liquidity and/or obtain external financing; (19) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; and (20) recoverability and/or realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets.
For further discussion about risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part I, Item 1A of our annual report on Form 10-K for the year ended December 31, 2012 and our subsequently filed Forms 10-Q. The forward-looking statements in this press release are being made as of the date of this press release, and the Company expressly disclaims any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.
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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	8

Unum Group

FINANCIAL HIGHLIGHTS

(Unaudited)

($ in millions, except share data)
	Three Months Ended December 31		Twelve Months Ended December 31
	2013	2012	2013	2012
Operating Revenue	$2,576.9	$2,633.6	$10,347.0	$10,459.2
Net Realized Investment Gain	9.3	24.6	6.8	56.2
Total Revenue	$2,586.2	$2,658.2	$10,353.8	$10,515.4

Operating Income	$309.4	$309.7	$1,241.8	$1,239.7
Net Realized Investment Gain	9.3	24.6	6.8	56.2
Non-operating Retirement-related Loss	(2.4)	(11.6)	(32.9)	(46.4)
Unclaimed Death Benefits Reserve Increase	(95.5)	—	(95.5)	—
Group Life Waiver of Premium Benefit Reserve Reduction	85.0	—	85.0	—
Income Tax	(84.6)	(88.8)	(347.1)	(355.1)
Net Income	$221.2	$233.9	$858.1	$894.4

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.85	$0.86	$3.24	$3.18
Assuming Dilution	$0.84	$0.85	$3.23	$3.17

Weighted Average Common Shares - Basic (000s)	261,147.6	273,444.8	264,725.8	281,355.9
Weighted Average Common Shares - Assuming Dilution (000s)	262,557.9	273,613.2	265,949.2	281,756.8

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended December 31
	2013		2012
		per share *		per share *
After-tax Operating Income	$223.8	$0.85	$225.0	$0.82
Net Realized Investment Gain, Net of Tax	5.8	0.02	16.4	0.06
Non-operating Retirement-related Loss, Net of Tax	(1.5)	—	(7.5)	(0.03)
Unclaimed Death Benefits Reserve Increase, Net of Tax	(62.1)	(0.24)	—	—
Group Life Waiver of Premium Benefit Reserve Reduction, Net of Tax	55.2	0.21	—	—
Net Income	$221.2	$0.84	$233.9	$0.85

	Twelve Months Ended December 31
	2013		2012
		per share *		per share *
After-tax Operating Income	$882.5	$3.32	$887.5	$3.15
Net Realized Investment Gain, Net of Tax	3.9	0.02	37.1	0.13
Non-operating Retirement-related Loss, Net of Tax	(21.4)	(0.08)	(30.2)	(0.11)
Unclaimed Death Benefits Reserve Increase, Net of Tax	(62.1)	(0.24)	—	—
Group Life Waiver of Premium Benefit Reserve Reduction, Net of Tax	55.2	0.21	—	—
Net Income	$858.1	$3.23	$894.4	$3.17

* Assuming Dilution

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	9

Reconciliation of Non-GAAP Financial Measures - Continued

($ in millions, except share data)
	Unum US
	Group Life and Accidental		Unum US
	Death and Dismemberment		Voluntary Benefits
		benefit ratio		benefit ratio
Three Months Ended December 31, 2013
Premium Income	$332.9		$161.0
Benefits and Change in Reserves for Future Benefits	197.0	59.2%	106.4	66.1%
Unclaimed Death Benefits Reserve Increase	(49.1)		(26.3)
Group Life Waiver of Premium Benefit Reserve Reduction	85.0		—
Benefits and Change in Reserves for Future Benefits,
Excluding Reserve Adjustments	232.9	70.0%	80.1	49.8%

	Colonial Life
		benefit ratio
Three Months Ended December 31, 2013
Premium Income	$308.1
Benefits and Change in Reserves for Future Benefits	181.4	58.9%
Unclaimed Death Benefits Reserve Increase	(20.1)
Benefits and Change in Reserves for Future Benefits,
Excluding Reserve Adjustment	161.3	52.4%

	December 31
	2013		2012
		per share		per share
Total Stockholders' Equity (Book Value)	$8,659.1	$33.30	$8,612.6	$31.87
Net Unrealized Gain on Securities	135.7	0.52	873.5	3.23
Net Gain on Cash Flow Hedges	396.3	1.52	401.6	1.48
Subtotal	8,127.1	31.26	7,337.5	27.16
Foreign Currency Translation Adjustment	(47.1)	(0.18)	(72.6)	(0.26)
Subtotal	8,174.2	31.44	7,410.1	27.42
Unrecognized Pension and Postretirement Benefit Costs	(229.9)	(0.88)	(574.5)	(2.13)
Total Stockholders' Equity, Excluding Accumulated Other Comprehensive Income	$8,404.1	$32.32	$7,984.6	$29.55

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.	10